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                              PLAN FOR PAYMENT OF
                       CERTAIN EXPENSES FOR DISTRIBUTION
                     AS AMENDED, EFFECTIVE JANUARY 1, 1994
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     Plan (the "Plan") of PHILADELPHIA FUND, INC. a Maryland corporation (the
"Fund"), which is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), adopted pursuant to Section 12(b) of the Act and Rule 12b-1 promulgated thereunder ("Rule 12b-1").

     1. Advisor. Subject to approval of the Board of Directors and the stockholders of the Fund, Baxter Financial Corporation (Advisor), a Florida corporation, shall act as investment advisor to the Fund. The Advisor, or an affiliate of the Advisor, in tends to register as a broker dealer, as required, to serve as a Distributor of the Fund's Shares pursuant to a Distribution Agreement to be approved by the Board of Directors of the Fund. For the purposes of this Plan the Advisor or such affiliate shall be referred to herein as the "Distributor".


     2. Distribution Payments.
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        (a) The Fund may make payments periodically to the Distributor to be used by the Distributor to (i) pay any broker-dealer (a "Dealer") registered under the Securities Exchange Act of 1934 and a member in good standing of the National Association of Securities Dealers, Inc. and which has entered into a dealer agreement with the Distributor or which dealer provides promotional or advertising services to the Fund (ii) pay other advertising and promotional expenses associated with distribution of Fund shares, and (iii) pay any fees associated with registering the shares of the Fund under state or federal law,


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       (b) Payments under clause (ii) of Section 2(a) may be made for any advertising and promotional expenses incurred relating to selling efforts, including the incremental costs of printing prospectus, statements of additional information, annual reports and other periodic reports for distribution to persons who are not shareholders of the Fund; the costs of preparing and distributing any other supplemental sales literature; costs of radio, television, newspaper and other advertising; telecommunications expenses, including the costs of telephones, telephone lines, and other communications equipment used in the sale of Fund shares, the salary of a marketing director for the sale of Fund shares, the costs of sales seminars, the costs of maintaining an office for the sale of the Fund's shares and to defray the costs of other products or services to be used to sell or further the sale of Fund shares as may be approved by the Board of Directors of the Fund as provided in clause (a) of Section 5 herein.

       (c) The aggregate amount of all payments by the Fund hereunder in any month shall not exceed 1/24th of 1% of the net asset value of the Fund per month, based on the net asset value calculated on the last business day of such month.


     3. Shareholder Services. Baxter Financial Corporation shall provide shareholders of the Fund, including persons who are indirect shareholders through ownership of Philadelphia Fund Investing Programs with personal services, including advice and information regarding their share accounts, such as information regarding account activity and other related information, the application and use of the prototype retirement plans of the Fund, a periodic newsletter, assistance with questions or problems regarding the Fund's transfer agent, and other

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information and services designed to retain the loyalty of shareholders to the
Fund and enhance the likelihood that the shareholders will refrain from redeeming their shares of the Fund. To the foregoing ends, Baxter Financial Corporation shall provide personnel, communications equipment and other facilities, including office space, supplies and the like, and, in its discretion, may make payments to broker-dealers that are registered under the Securities Act of 1934 and members of the National Association of Securities Dealers, Inc., for providing shareholders of the Fund with services that are similar to those described above. Baxter Financial Corporation shall provide the Board of Directors of the Fund with regular periodic reports describing the services provided to the shareholders hereunder and amounts paid to other broker-dealers for similar services. For the foregoing services, the Fund shall pay Baxter Financial Corporation a monthly fee equal to 1/12 of .25% of the average annual net assets of the Fund. Any fees payable to Baxter Financial Corporation pursuant to section 2(c) hereinabove shall be reduced by the amount of any fees paid to Baxter Financial under this section 3.

     4. Reports. At least quarterly, in each year that this Plan remains in effect, the Distributor shall prepare and furnish to the Board of Directors of the Fund a written report, complying with the requirements of Rule 12b-1, setting forth the amounts expended or to be expended hereunder by the Distributor under the Plan and purposes for which such expenditures were or are to be made. The Distributor shall keep and maintain adequate records and books of account in respect of such payments.


     5. Approval of Plan. The Plan shall become effective after approval of the Plan by (a) a majority of the Fund's Board of Directors (including a majority vote of the Disinterested

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Directors as defined in Section 7), cast in person at a meeting called for the purpose of voting on the Plan and (b) approval by a majority of the outstanding voting securities of the Fund.


     6. Term. This Plan shall remain in effect for one year from its effective date and may be continued thereafter if this Plan and all related agreements are approved at least annually by a majority vote of both the Board of Directors and the Disinterested Directors of the Fund, cast in person at a meeting called for the purpose of voting on such Plan and such agreements. This Plan may not be amended in order to increase materially the amount to be spent for distribution without director and shareholder approval in accordance with Section 5 hereof. All other material amendments to this Plan must be approved by a vote of both the Board of Directors of the Fund and a majority vote of the Disinterested Directors, cast in person at a meeting called for the purpose of voting thereon.


     7. Termination. This Plan may be terminated at any time by the Distributor or by a majority vote of the directors who are not interested persons (as defined in section 2(a)(19) of the Act) of the Fund who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Disinterested Directors") or by vote of the holders of a majority of the outstanding voting securities of the Fund. If the plan is terminated in accordance with the foregoing, the obligation of the Fund to make payments pursuant to the Plan will cease and no further payments shall be made. This Plan shall terminate automatically in the event of its "assignment", as define in Section 2(a)(4) of the Act.

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     8. Nomination of "Disinterested" Directors.  While this Plan shall be in effect, the selection and nomination of the those directors of the Fund who are not interested persons of the Fund shall be committed to the discretion of such Directors.

     9. Miscellaneous.
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       (a) all agreements with any person or organization relating to the implementation of this Plan shall be in writing and any agreement related to this Plan, including the Distribution Agreement, shall be subject to approval by both the Board of Directors and the Disinterested Directors of the Fund as provided in clause (a) of Section 5 and shall be subject to termination without penalty, pursuant to the provisions of Section 7 hereof.